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             EMPLOYMENT CONTINUATION AGREEMENT
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     This Employment Continuation Agreement ("Agreement") is entered into on January 29, 1993, between Southwest Bank of St. Louis (the "Bank") and Mary P. Sherrill (the "Employee").

     WHEREAS, the Bank and the Employee recognize that the possibility of a change in control of the Bank or its holding company exists and that such possibility, and the uncertainty and questions which it may raise among management during a transition period brought about by such a change in control, may result in the departure or distraction of management personnel to the detriment of the Bank and its shareholders, and

     WHEREAS, the Bank had determined that appropriate steps should be taken to reinforce and encourage the continued attention of the Bank's management to their assigned duties without distraction resulting from the possibility of such a change in control, and

     WHEREAS, the Employee is currently employed by the Bank in an executive capacity, and is willing to consider continuing to serve the Bank during the transaction period preceding a change in control despite the uncertainty as to future employment opportunities which would be occasioned by such a change in control, upon the considerations hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Bank and the Employee hereby agree as follows:

     1.   Definitions.   For the purposes of this Agreement, the
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following terms shall have the meanings indicated:

     (a)  "Change in Control" shall mean any of the following:

          (i) A sale, merger or consolidation of Mississippi Valley Bancshares, Inc. ("MVBI") whereby new ownership controls more than 51% of the outstanding stock; or

          (ii) A sale of Southwest Bank of St. Louis to a third party which is not controlled by Mississippi Valley Bancshares, Inc.
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     (b)  "Change in Control Notification" shall mean the occurrence of any of the following after the execution of this Agreement:


          (i) The approval by the Board of Directors of the Bank or MVBI of a Change in Control or of negotiations relating to a possible Change in Control; or

          (ii) The execution by the Bank or MVBI of a letter of intent (whether binding or non-binding) or contract with respect to a contemplated Change in Control; or

          (iii) The filing by the Bank or MVBI of an application or notice relating to a Change in Control with any regulatory agency having the power to approve or disapprove such Change in Control, or the receipt by the Bank or MVBI of knowledge that any other person or entity has filed such an application or notice (the Bank and MVBI shall be deemed to have received such knowledge not later than the publication date of any notice published pursuant to any law or regulation relating to the proposed Change in Control).

     (c) "Effective Date" shall mean the date, if any, on which the Change in Control contemplated by any given Change in Control
Notification becomes effective.

     (d) "Cause" for termination of employment by either party shall mean only (i) pursuant to an order of any federal or state regulatory authority having jurisdiction over the Bank or MVBI, (ii) conviction of a crime, or (iii) a material breach of this Agreement by the non-terminating party, or (iv) a breach of the non-terminating party's duties pursuant to the parties' employment relationship causing material financial or economic harm to the terminating party.

     2.   Covenants of the Employee.  The Employee hereby covenants to
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and with the Bank that if the Employee is an employee of the Bank on the date of any Change in Control Notification, then during the period beginning on such date and ending either (A) on the related Effective Date or (B) on such date, if any, as the proposed Change in Control is finally abandoned by the parties, the Employee will not without the consent of the Bank voluntarily resign his employment except (i) for reasons not within the control of the Employee (such as transfer of a spouse, or illness of the Employee or a close family member), or (ii) for Cause.

     3.   Covenants of the Bank.
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     (a)  The Bank hereby covenants to and with the Employee that if the Employee is an employee on the date of a Change in Control, and if the Employee's employment is terminated


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     (i)  by the Bank other than for Cause, during the period
beginning on the date of such Change in Control and ending after one year from that date, or

     (ii) due to the Employee's decision to leave for any reason other than Cause, beginning on the date of Change in Control and ending one year after such date,

then for a period of one year beginning on the date of termination of the Employee's employment the Bank will pay to the Employee or the Employee's personal or legal representative, as the case may be, in the same amounts and at the same times as it would have been paid had the Employee's employment continued, compensation at a rate equal to the Employee's base compensation in effect on either the Effective Date or the date of termination of the Employee's employment, whichever rate is greater.

     4.   Not a Contract of Current Employment. The Bank and the
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Employee mutually agree and acknowledge that nothing in this Agreement is intended to obligate either party to continue the employment of the Employee by the Bank until or for any period of time prior to the Contract Date or the Effective Date.

     5.   Payment of Expenses. In addition to any other rights of the
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Employee hereunder, the Bank agrees that if any amounts owing under this
Agreement are not paid when due, and if the Employee retains legal counsel in connection with the enforcement of the Employee's rights hereunder, the Bank shall pay or reimburse the Employee for all costs and expenses, including reasonable attorneys' fees, incurred by the employee in enforcing such rights.

     6.   Termination. In the event that the Employee's employment by
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the Bank terminates for any reason prior to the Effective Date, or if this Agreement is disapproved by any regulatory authority having jurisdiction over the Bank or MVBI, this Agreement shall thereupon automatically terminate and neither party shall have any further liability hereunder.

     IN WITNESS WHEREOF, the Bank and the Employee have executed this Agreement on the date first above written.

                    THE BANK:  SOUTHWEST BANK OF ST. LOUIS

                               By: /s/ Andrew N. Baur
                                   -------------------------------
                               Title:   Chairman
                                      ----------------------------

                THE EMPLOYEE:          /s/ Mary P. Sherrill
                               -----------------------------------
                                         Mary P. Sherrill



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